EXHIBIT 3.1 TO FORM 8-K

                           CERTIFICATE OF DESIGNATION

                                     OF THE

                             SERIES A NON-CUMULATIVE

                           CONVERTIBLE PREFERRED STOCK

                                       OF

                             AUTOCORP EQUITIES, INC.

         We, Charles Norman, President, and Hunter Ennis, Secretary, of AutoCorp Equities, Inc., a corporation organized and existing under the General Corporation Law of the State of Nevada, in accordance with the provisions of
Section 78.195 of the Nevada Revised Statutes DO HEREBY CERTIFY THAT:

         1. The name of the Corporation (hereinafter called the "Corporation") is

                             AUTOCORP EQUITIES, INC.

         2. The Articles of Incorporation as amended, of the Corporation authorize the issuance of 10,000,000 shares of Preferred Stock of a par value of $.001 each and expressly confer upon the Board of Directors of the Corporation the authority to prescribe the series and the number of each series of Preferred Stock and the voting powers, designations, preferences, limitations, restrictions and relative rights of each series of Preferred Stock.

         3. The Board of Directors of the Corporation, pursuant to the authority expressly conferred upon it as aforesaid, by a unanimous written consent dated as of December 30, 1998, adopted a resolution providing for the issuance of a series of Nine Million (9,000,000)




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shares of Series A Non-Cumulative  Convertible Preferred Stock, which resolution is as follows:

         RESOLVED, that this Board of Directors, pursuant to the authority expressly vested in it by the Articles of Incorporation of the Corporation, hereby authorizes a series of Preferred Stock with the voting powers, designations, preferences, limitations, restrictions, relative rights and distinguishing designation set forth below:

         Series A Non-Cumulative Convertible Preferred Stock. Of the 10,000,000 shares of Preferred Stock authorized by the Articles of Incorporation, 9,000,000 shares are hereby designated as "Series A Non-Cumulative Convertible Preferred Stock" (the "Series A Preferred Stock"), and shall have the voting powers, preferences and relative, participating, optional, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics set forth below.

               (a) No Voting Rights. The Series A Preferred Stock shall be nonvoting stock, and the holders (hereinafter called "Holders") of Series A Preferred Stock shall have no voting rights except where required by law.

               (b) Non-Cumulative Dividend Rights. The Holders of Series A Preferred Stock shall be entitled to receive dividends out of any funds legally available for that purpose at the annual rate of 5% of the amount of the liquidation preference, and no more, payable in cash on January 31 of each year, for the preceding year or portion thereof the shares have been outstanding, or at intervals that the Board of Directors may from time to time determine. Dividends shall accrue on all shares of Series A Preferred Stock from the date they are issued and shall accrue from day to day. Dividends shall be payable when, as and if declared by the Board of Directors. Nothing contained herein shall obligate the Board of Directors to declare any dividends to the Holders of Series A Preferred Stock, and such Holders shall have no right to receive any dividends unless and until declared by the Board of directors in its sole and absolute discretion. Accrued but unpaid dividends on the Series A Preferred Stock for any dividend period will be payable before any dividends are paid, declared, or set apart for holders of any other series of Preferred Stock junior to the Series A Preferred Stock or for holders of Common Stock. Dividends are non-cumulative so that if, for any dividend period, the preferential dividends on Series A Preferred Stock are not paid, or declared, or set apart, the deficiency need not ever be paid or declared.





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               (c)  Liquidation  Preference.  On any  voluntary  or  involuntary liquidation of the Corporation, the Holders of Series A Preferred Stock shall receive a liquidation preference equal to $1.00 per share, plus any declared and unpaid dividends on Series A Preferred Stock, and no more, before any amount is paid to the holders of the Common Stock. or any other series of Preferred Stock junior to the Series A Preferred Stock. Each certificate representing shares of Series A Preferred Stock shall show on its face the amount of the liquidation preference per share. If the assets of the Corporation should be insufficient to permit payment to the
                    Holders   of  Series  A   Preferred   Stock  of  their  full
                    liquidation preference amounts as herein provided, then such assets will be distributed ratably among the holders of outstanding shares of Series A Preferred Stock. If the assets of the Corporation are sufficient to permit payment to the Holders of Series A Preferred Stock of their liquidation preference in full, the holders of any other series of Preferred Stock junior to the Series A Preferred Stock and/or the holders of Common Stock shall receive ratably all the remaining assets of the Corporation. A merger or consolidation of the Corporation with or into any other corporation, or a sale of all or substantially all of the assets of the Corporation will be deemed a liquidation of the Corporation within the meaning of this paragraph, thereby entitling Holders to the liquidation preference.

               (d) Conversion Rights of Holders. The Holder of any shares of Series A Preferred Stock shall have the right and option, but not the obligation, to convert any of such shares of Series A Preferred Stock into shares of Common Stock on the following terms:

                    (i) Commencement of Convertibility. The Series A Preferred Stock shall be convertible at any time and from time to time on and after the first to occur of any of the following:

                           (t)  January 1, 2002.

                           (u) The Corporation issues, or authorizes for issuance, without the prior written consent of AutoPrime, Inc., any shares of any class or series of capital stock, whether Preferred Stock or Common Stock, and whether authorized but unissued shares or treasury shares; or the Corporation issues, or authorizes for issuance any securities convertible



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                           into, exchangeable  for, or  exercisable to  purchase
                           any shares of any such stock.

                           (v) Either Lenders Liquidation Centers, Inc. or Consumer Investment Corporation defaults in the payment of any of the three (3) following notes or in the performance of any obligation in any instrument securing or collateral to it, and the payee of such a note in default has declared the unpaid principal balance and earned interest on such note immediately due:

                                    (A) That certain  Promissory  Note effective
                                    October 31, 1997, in the principal amount of $100,000, wherein the Makers are AutoCorp Equities, Inc., Lenders Liquidation Centers, Inc. and Consumer Investment Corporation, and the
                                    Payee is AutoPrime, Inc.

                                    (B) That certain Secured Line of Credit Note
                                    effective October 31, 1997, in the principal
                                    amount of  $450,000,  wherein the Makers are
                                    AutoCorp Equities, Inc., Lenders Liquidation
                                    Centers,   Inc.  and   Consumer   Investment
                                    Corporation, and the Payee is AutoPrime, Inc.

                                    (C) That certain  Promissory  Note effective
                                    October 31, 1997, in the principal amount of $3,000,000, wherein the Makers are AutoCorp Equities, Inc., Lenders Liquidation Centers, Inc. and Consumer Investment Corporation, and the
                                    Payee is AutoPrime, Inc.

                           (w) Either or both of Lenders Liquidation Center, Inc. or Consumer Investment Corporation defaults in the performance of any duty, payment obligation, or contractual obligation (including breach of warranties or inaccuracy of any representation) of any type or nature whatsoever which is for the benefit or protection of AutoPrime, Inc.

                           (x) Either Consumer Investment Corporation or Lenders Liquidation Centers, Inc. defaults in the payment or performance of


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                           any  obligation   under,   or  breaches  any  of  the
                           representations,    warranties,   terms,   covenants,
                           agreements, conditions or provisions of, that certain General Indemnity Agreement dated as of December 30, 1998, by and among such corporations and AutoCorp Equities, Inc.

                           (y) Either Consumer Investment Corporation or Lenders Liquidation Centers, Inc. defaults in the payment or performance of any obligation under, or breaches any of the representations, warranties, terms, covenants, agreements, conditions or provisions of, any agreement, contract, promissory note not mentioned above, instrument or document pursuant to which either of such corporations is obligated to AutoPrime, Inc.

                           (z) Any person or persons are elected to the Board of Directors of the Corporation, without the prior written consent of AutoPrime, Inc., other than the following persons:

                                    Charles Norman

                           (aa) The breach  of  any representation  or  warranty
                           made   by  either  William O. Merritt  or   Dennis W.
                           Miller.

                  (ii) Conversion Rate. On and after the date the Series A Preferred Stock first becomes convertible, each outstanding share of Series A Preferred Stock shall be convertible at any time and from time to time, at the option of the Holder, into one (1) share of Common Stock, subject to adjustment as provided in sub-paragraph (e), below.

                  (iii) Procedure. Any Holder may convert by delivering to the office of the Corporation or its transfer agent a written notice electing to convert and surrendering the Holder's certificate(s) evidencing the shares of Series A Preferred Stock being converted, duly endorsed for transfer.

               (e) General Conversion Provisions. The following provisions apply to conversion:




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                  (i) Anti-dilution Rights.  While the Series A Preferred Stock is outstanding, if the Corporation:

                    (w) divides its outstanding shares of Common Stock into a greater number of shares;

                    (x) combines its outstanding shares of Common Stock into a small number of shares;

                    (y) pays a dividend or makes a distribution on its Common Stock in shares of its capital stock or other property; or

                    (z) issues by reclassification of its Common Stock any shares of its capital stock or other property;

                  then the conversion privilege in effect immediately before such action will be adjusted so that the each Holder of the Series A Preferred Stock thereafter converted may receive the number of shares of Common Stock, capital stock or other property that he would have owned immediately following such action if he had converted the shares of Series A Preferred Stock immediately before the record date (or, if no record date, the effective date) for such action.

                  The adjustment will become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, combination or reclassification.

                  (ii) No Fractional Shares. Neither fractional shares, nor scrip or other certificates evidencing such fractional shares, will be issued by the Corporation on conversion of Series A Preferred Stock, but the Corporation, at its option, in its sole and absolute discretion, will either:

                    (y) Pay in lieu thereof the Determined Value (defined below) in cash to the Holders who would be entitled to receive such fractional shares. The "Determined Value" means the otherwise-issuable fraction of a share of Common Stock multiplied by the average of the daily closing prices (i.e.,


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                         last  sale  price,  regular  way) for a share of Common
                         Stock for the 10 consecutive trading days on which such shares are actually traded on the NASDAQ National Market System (if the Common Stock is so traded at the time) preceding the date the Holder delivered to the office of the Corporation or its transfer agent a written notice electing to convert and surrendering the Holder's certificate(s) evidencing the shares of Series A Preferred Stock being converted, duly endorsed for transfer. If the Common Stock is not so traded at the time, the average of the high bid and low asked prices as reported in the Wall Street Journal, or if not so reported, as furnished by a professional market maker making a market in the Common Stock and selected by the Board of Directors, shall be used; or

                    (z) Round up or round down to the nearest whole share what would otherwise be fractional shares.

                  (iii) Status of Converted Shares. Shares of Series A Preferred Stock that are converted will be restored to the status of authorized but unissued shares of Preferred Stock, and will no longer be authorized but unissued shares of Series A Preferred Stock.

                  (iv) Reservation of Shares. The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Common Stock such number of shares of Common Stock as may be necessary for the purpose of converting all outstanding shares of Series A Preferred Stock into the full number of shares of Common Stock issuable upon conversion of all such Series A Preferred Stock.

               (f) Restriction of Surplus. The liquidation preference of the Series A Preferred Stock exceeds the par value thereof by $0.999 per share. As long as any shares of Series A Preferred Stock are outstanding, surplus shall be restricted on any specific date by an amount equal to the product of
                    (i) $0.999 multiplied by (ii) the number of shares of Series


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                    A Preferred Stock then  outstanding.  In furtherance of this restriction of surplus, the Corporation covenants and agrees that, so long as any shares of Series A Preferred Stock are issued and outstanding, the Corporation shall not pay any dividend, make any other distribution, or enter into or consummate any transaction which would have the effect of reducing the combined (i) par value of all shares of Series A Preferred Stock then outstanding and (ii) surplus of the Corporation to an amount less than the aggregate liquidation preference of all the then-outstanding shares of Series A Preferred Stock.

               (g) Covenant Not to Issue Additional Securities. The Corporation covenants and agrees that, prior to January 1, 2002, it will not without the prior written consent of AutoPrime, Inc., issue or authorize for issuance:

                    (i) any shares of any  class or  series  of  capital  stock,
                    whether  Preferred  Stock  or  Common  Stock,   and  whether
                    authorized but unissued shares or treasury shares; or

                    (ii) any securities convertible into, exchangeable for, or exercisable to purchase any shares of any such capital stock.


         IN WITNESS WHEREOF, AutoCorp Equities, Inc. has caused this Certificate of Designation to be signed by Charles Norman, its President, and Hunter Ennis, its Secretary, as of the 30th day of December, 1998.

                                       /s/         Charles Norman
                                       ------------------------------
                                                   Charles Norman
                                                   President

                                       /s/         Hunter Ennis
                                       ------------------------------
                                                   Hunter Ennis
                                                   Secretary




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STATE OF TEXAS                      )
                                    ) ss:
COUNTY OF DALLAS                    )

         On December 29, 1998, personally appeared before me, a Notary Public, Charles Norman and Hunter Ennis who acknowledged that they executed the above instrument.


                                       /s/        Diana J. Miltimore
                                       ------------------------------
                                                  NOTARY PUBLIC
(SEAL)